EXHIBIT 99.1

Filed by Amgen Inc.

  Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 13e-4(c) under the Securities Act of 1934

  Subject Company: Amgen Inc.

  Commission File No. 000-12477

  Amgen Inc.

  Registration Statement on Form S-4
Registration No. 333-123293

NEWS RELEASE

One Amgen Center Drive
Thousand Oaks, CA 91320-1799
Telephone (805) 447-4587
Fax (805) 499-3507
www.Amgen.com

Amgen Announces One–Day Extension of its Exchange Offer
for Its Outstanding Liquid Yield Option Notes Due 2032

THOUSAND OAKS, Calif., — (May 4, 2005) – Amgen Inc. (Nasdaq: AMGN), the world’s largest biotechnology company, today announced that it has extended its pending exchange offer under which Amgen is offering to exchange new Zero Coupon Convertible Notes due 2032 (the “New Notes”) for all of its $2,359,102,000 principal amount at maturity of currently outstanding Liquid Yield Option Notes due 2032 (the “Old Notes”). The expiration date for the exchange offer has been extended to 5:00 p.m., EDT, on May 5, 2005, unless further extended. As of 5:00 p.m. on May 4, 2005, $2,227,320,000 aggregate principal amount at maturity of the Old Notes, or approximately 94.4 percent of all outstanding Old Notes, had been tendered into the exchange offer. Holders must tender their Old Notes prior to 5:00 p.m., EDT, on the new expiration date if they wish to participate in the exchange offer. As consideration for exchanging the Old Notes for the New Notes, holders exchanging Old Notes will receive a cash exchange fee of $2.50 for each $1,000 principal amount at maturity of the Old Notes exchanged. The exchange fee will be payable to such holders of Old Notes on the exchange date.

Among its features, the New Notes are convertible only in specified circumstances into cash and in part into Amgen common stock, while the Old Notes are convertible at any time solely into Amgen common stock. Amgen believes the exchange should not constitute a significant modification of the terms of the Old Notes and therefore should be treated as a non-taxable exchange to the holders of the Old Notes for U.S. federal income tax purposes. The full terms of the exchange offer, a description of the New Notes and the material differences between the New Notes and the Old Notes and other information relating to the exchange offer and Amgen are set forth in the registration statement filed with the Securities and Exchange Commission on April 5, 2005, and the related prospectus dated April 6, 2005.

Amgen urges investors and security holders to read its exchange offer materials, including the prospectus, Schedule TO and related materials, because they contain important information about the exchange offer. The materials related to the exchange offer may be obtained free of charge at the Securities and Exchange Commission’s website (www.sec.gov). Investors and security holders may obtain the prospectus and related materials through the dealer managers for the exchange offer, Credit Suisse

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AMGEN INC.   ANNOUNCES EXTENSION OF ITS EXCHANGE OFFER FOR ITS OUTSTANDING LIQUID YIELD OPTION NOTES DUE 2032

First Boston LLC, Eleven Madison Avenue, New York, New York 10010 (telephone: 212-325-0057) and UBS Investment Bank, 677 Washington Boulevard, Stamford, Connecticut 06901 (telephone – toll-free: 888-722-9555 ext. 4210), or through the information agent for the exchange offer, Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, New York 10022 (telephone number: 212-754-8000 or 800-607-0088 (holders please call toll free) or 800-654-2468 (banks and brokers)). The exchange agent for the exchange offer is:

LaSalle Bank National Association
135 South LaSalle Street, Suite 1960
Chicago, IL 60603
Telephone: (312) 904-5532
Facsimile: (312) 904-2236

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities to be issued in the exchange offer in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

The materials related to the exchange offer contain important information that should be read carefully before any decision is made with respect to the exchange offer.

Forward-Looking Statement
This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our registration statement and prospectus relating to the exchange offer described above, in our Form 10-K for the year ended December 31, 2004, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Amgen’s statements in this press release contain forward-looking statements regarding the timing of the exchange offer and the tax consequences of the existing notes and the new notes. There can be no assurance that Amgen will complete the exchange offer on the anticipated terms or at all or that the Internal Revenue Service will not challenge our position on the tax consequences of the exchange offer. Amgen’s ability to complete the exchange offer will depend, among other things, on market conditions. In addition, Amgen’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by first party payors, including governments, private insurance plans and managed care providers, and may

AMGEN INC.   ANNOUNCES EXTENSION OF ITS EXCHANGE OFFER FOR ITS OUTSTANDING LIQUID YIELD OPTION NOTES DUE 2032

be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole first party suppliers.

About Amgen
Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

CONTACT:	Amgen Inc., Thousand Oaks Christine Cassiano, 805-447-4587 (Media) Arvind Sood, 805-447-1060 (Investors)

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